Exhibit 5.1

1650 TYSONS BOULEVARD SUITE 400 MCLEAN, VIRGINIA 22102 TELEPHONE: 703.760.7700 FACSIMILE: 703.760.7777 WWW.MOFO.COM	MORRISON & FOERSTER LLP
NEW YORK, SAN FRANCISCO,
LOS ANGELES, PALO ALTO,
SAN DIEGO, WASHINGTON, D.C.
NORTHERN VIRGINIA, DENVER,
SACRAMENTO, SINGAPORE,
TOKYO, LONDON, BERLIN, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

April 16, 2015

AmpliPhi Biosciences Corporation

4870 Sadler Road, Suite 300

Glen Allen, Virginia 23060

RE:	AmpliPhi Biosciences Corporation 2012 Stock Incentive Plan
AmpliPhi Biosciences Corporation 2013 Stock Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 61,120,747 shares (the “Shares”) of the Common Stock, par value $0.01 per share (the “Common Stock”), of AmpliPhi Biosciences Corporation (the “Company”), which will be issuable from time to time under (i) the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) and (ii) the Company’s 2013 Stock Incentive Plan (the “2013 Plan” and, together with the 2010 Plan, the “Plans”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance. We assume that the Company has, or will have, a sufficient number of unissued and unreserved shares of Common Stock available for issuance when the Shares are issued.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plans, as applicable, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP